UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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PLASMATECH BIOPHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLASMATECH BIOPHARMACEUTICALS, INC.
4848 Lemmon Avenue, Suite 517
Dallas, Texas 75219
(214) 905-5100

April 7, 2015

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of PlasmaTech Biopharmaceuticals, Inc. (the “Company”) to be held on Thursday, May 7, 2015 at 10:00 a.m., local time, at the New York offices of Morgan, Lewis & Bockius LLP, 399 Park Avenue, 21st Floor, New York, New York 10022, (212) 705-7000.

The Notice of Annual Meeting and the proxy statement that follow describe the business to be considered and acted upon by stockholders of the Company at the Annual Meeting. Please carefully review the information contained in the proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME BY REQUESTING THE RIGHT TO VOTE IN PERSON. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED BY VOTING IN PERSON AT THE ANNUAL MEETING, BY SUBMITTING ANOTHER PROXY BEARING A LATER DATE OR BY GIVING NOTICE IN WRITING TO OUR SECRETARY NOT LATER THAN THE DAY PRIOR TO THE ANNUAL MEETING.

Sincerely,

Steven H. Rouhandeh
Executive Chairman

PLASMATECH BIOPHARMACEUTICALS, INC.
4848 Lemmon Avenue, Suite 517
Dallas, Texas 75219
(214) 905-5100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Thursday, May 7, 2015

PLEASE TAKE NOTICE that the Annual Meeting of Stockholders (the “Meeting”) of PlasmaTech Biopharmaceuticals, Inc. (the “Company”) will be held at the offices of Morgan, Lewis & Bockius LLP, 399 Park Avenue, 21st Floor, New York, New York 10022, on Thursday, May 7, 2015, at 10:00 a.m., local time, for the following purposes:

1.	To elect two Class 2 Directors to hold office for a term of three years and until their successors are elected and qualified.
2.	To consider and vote upon a proposal to establish the PlasmaTech Biopharmaceuticals, Inc. 2015 Equity Incentive Plan, pursuant to which an aggregate of 5,000,000 shares of our Common Stock may be granted pursuant to the terms of such plan.
3.	To ratify the appointment of Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
4.	To transact such other business as may properly come before the Meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on Wednesday, March 25, 2015, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Meeting. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by stockholders during normal business hours, during the ten days prior to the Meeting as well as at the Meeting.

Information relating to the proposals described above is set forth in the accompanying proxy statement. Please carefully review the proxy statement, which is accompanied by our annual report for the fiscal year ended December 31, 2014.

Stockholders are cordially invited to attend the Meeting in person. YOUR VOTE IS IMPORTANT. If you do not expect to attend the Meeting, or if you do plan to attend but wish to vote by proxy, please complete, date, sign and mail the enclosed proxy card in the return envelope provided addressed to PlasmaTech Biopharmaceuticals, Inc., c/o American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005. Proxies will also be accepted by transmission of a facsimile provided that such facsimile contains sufficient information from which it can be determined that the transmission was authorized by the stockholder delivering such proxy. American Stock Transfer & Trust Company’s fax number is (718) 234-2287.

By Order of the Board of Directors,

Steven H. Rouhandeh
Executive Chairman

Dallas, Texas
April 7, 2015

Page Number
Notice of Annual Meeting of Stockholders
Proxy Statement	1
Corporate Governance Matters	2
Committees of the Board of Directors	4
Compensation of Directors	5
Security Ownership	8
Executive Compensation	9
Compensation Committee Discussion on Executive Compensation	11
Proposals to be Voted Upon
Proposal 1 — Election of Directors	12
Proposal 2 — Establish the PlasmaTech Biopharmaceuticals, Inc. 2015 Equity Incentive Plan, pursuant to which an aggregate of 5,000,000 shares of our Common Stock may be granted pursuant to the terms of such plan	17
Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm	26
Proposal 4 — Other Matters	28

i

PLASMATECH BIOPHARMACEUTICALS, INC.
4848 Lemmon Avenue, Suite 517
Dallas, Texas 75219
(214) 905-5100

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, May 7, 2015

This proxy statement is furnished by PlasmaTech Biopharmaceuticals, Inc., a Delaware corporation (“we”, “PlasmaTech” or the “Company”), to holders of its common stock, par value $.01 per share (“Common Stock”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders (the “Meeting”), and at any and all adjournments or postponements thereof. The Meeting will be held on Thursday, May 7, 2015 at 10:00 a.m., local time, at the offices of Morgan, Lewis & Bockius LLP, 399 Park Avenue, 21 st Floor, New York, New York 10022. This proxy statement and the accompanying form of proxy is first being sent to holders of Common Stock on or about April 8, 2015. Our mailing address and the location of our principal executive offices is 4848 Lemmon Avenue, Suite 517, Dallas, Texas 75219. Our telephone number is (214) 905-5100. The purposes of the Meeting are set forth in the Notice of Annual Meeting of Stockholders which accompanies this proxy statement.

A stockholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by voting in person at the Meeting, by submitting another proxy bearing a later date or by giving notice in writing to our Secretary not later than the day prior to the Meeting. All proxies returned prior to the Meeting will be voted in accordance with instructions contained therein or, if no choice is specified for one or more proposals the shares represented by such proxy will be voted “For” such proposals and in the discretion of the named proxies with respect to any other matters which may properly come before the Meeting.

A stockholder may designate a person or persons other than those persons designated on the form of proxy to act as the stockholder’s proxy by striking out the name(s) appearing on the proxy card, inserting the name(s) of another person(s) and delivering the signed card to that person(s). The person(s) designated by the stockholder must present the signed proxy card at the meeting in order for the shares to be voted.

Where the stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure that the shares are properly voted.

At the close of business on March 25, 2015, the record date for the Meeting (the “Record Date”), the number of our issued and outstanding shares of Common Stock entitled to vote was 19,988,801. Each share of Common Stock entitles the holder to one vote with respect to all matters submitted to stockholders at the Meeting.

A complete list of Company stockholders entitled to vote at the Meeting will be available at our principal executive offices, during normal business hours, at least ten days prior to the Meeting. Our by-laws require that a majority of the shares entitled to vote, present in person or by proxy, constitute a quorum for the conduct of business at the Meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees do not have discretionary voting power with respect to the election of directors (Proposal 1) and to establish the PlasmaTech Biopharmaceuticals, Inc. 2015 Equity Incentive Plan, pursuant to which an aggregate of 5,000,000 shares of our Common Stock may be granted pursuant to the terms of such plan (Proposal 2). We believe that nominees do have discretionary voting power with respect to the ratification of the appointment of our independent registered public accounting firm (Proposal 3).

Stockholders have the right to vote cumulatively for the election of Directors. This means that in voting at the Meeting, each stockholder, or his or her proxy, may multiply the number of his or her shares by two (the number of directors to be elected) and then vote the resulting total number of shares for a single nominee, or distribute such votes on the ballot among the two nominees desired. The proxies submitted to the Board in response to this solicitation may, at the discretion of the proxy holder, cumulate the votes of the shares the proxies represent. However, the Board requires any stockholder otherwise electing to exercise his or her cumulative voting rights, if voting in person, to so indicate prior to the beginning of the Meeting, or if voting by proxy given to someone other than those designated by the Board, in the solicitation to so indicate on said proxy.

For Proposal 1, directors will be elected by a plurality of shares present in person or represented by proxy at the Meeting, which means that the two individuals receiving the highest number of “For” votes will be elected director. Abstentions will have no effect on the voting results of Proposal 1.

For Proposal 2, to establish the PlasmaTech Biopharmaceuticals, Inc. 2015 Equity Incentive Plan, pursuant to which an aggregate of 5,000,000 shares of our Common Stock may be granted pursuant to the terms of such plan, will be approved upon the affirmative vote of a majority of the outstanding shares of Common Stock, which means that abstentions and broker non-votes will have the effect of a vote “Against” such proposals.

For Proposal 3, ratification of our independent public accountant will be approved upon the affirmative vote of a majority of shares of Common Stock present in person or by proxy at the Meeting and entitled to vote on the proposal. Abstentions will have the effect of a vote “Against” such proposal and broker non-votes will have no effect on the voting on such proposal.

All expenses in connection with solicitation of proxies will be borne by us. We will also request brokers, dealers, banks and voting trustees, and their nominees, to make available this proxy statement, the accompanying form of proxy and our annual report for the fiscal year ended December 31, 2014 to beneficial owners and will reimburse them for their expenses in forwarding these materials. We expect to solicit proxies primarily by mail, but our directors, officers and employees may also solicit in person, by telephone, email or by fax.

The Board does not know of any matters that will be brought before the Meeting other than those matters specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.

This proxy statement should be read together with our annual report for the fiscal year ended December 31, 2014, including the financial statements and management’s discussion and analysis of financial condition and results of operations contained therein.

Corporate Governance Matters

Pursuant to the Delaware General Corporation Law and our by-laws, as amended, our business, property and affairs are managed by or under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with our Executive Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board is currently comprised of five directors. The Board meets during our fiscal year to review significant developments affecting us and to act on matters requiring Board approval.

The Board has adopted a number of corporate governance documents, including charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, corporate governance guidelines, a code of business conduct and ethics for employees, executive officers and directors (including its principal executive officer and principal accounting officer) and a whistleblower policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on our website at www.plasmatechbio.com under the heading “Investor Relations,” and a copy of any such document may be obtained, without charge, upon written request to the Company, c/o Investor Relations, 4848 Lemmon Avenue, Suite 517, Dallas, Texas, 75219.

Stockholder Communications with the Board

The Board has established a process for stockholders to send communications to it. Stockholders may send written communications to the Board or individual directors to PlasmaTech Biopharmaceuticals, Inc., Board of Directors, c/o Executive Chairman, 4848 Lemmon Avenue, Suite 517, Dallas, Texas 75219. Stockholders also may send communications via email to alucca@plasmatechbio.com with the notation “Attention: Executive Chairman” in the subject field. All communications will be reviewed by the Executive Chairman of the Company, who will determine whether such communications are relevant and for a proper purpose and appropriate for Board review and, if applicable, submit such communications to the Board on a periodic basis.

Director Independence

We are listed on NASDAQ Capital Market (“Nasdaq”) and follow Nasdaq rules and regulations governing director independence. The Board has determined that each of Dr. Ahn, Mr. Alvino and Dr. Howell are independent under applicable Nasdaq rules. Based on the fully-diluted Common Stock ownership of SCO Capital Partners LLC and its affiliates representing more than 50% of the voting power for the election of our directors, the Board has determined we are a “Controlled Company” under applicable NASDAQ rules and regulations including Listing Rule 5615(C)(2) and therefore under applicable Nasdaq rules and regulations, we are not required to comply with certain director independence requirements.

Board Leadership Structure

The Board has no set policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. Currently, Steven H. Rouhandeh serves as our Chairman of the Board and as Executive Chairman. There are currently no lead independent directors serving on the Board.

Our Board leadership structure is commonly utilized by other public companies in the United States, and we believe that it is effective for us. This leadership structure is appropriate for us given the size and scope of our business, the experience and active involvement of our independent directors, and our corporate governance practices, which include regular communication with and interaction between and among the Executive Chairman and the Chief Accounting Officer and the independent directors. Of the five members of our Board, three are independent from management. At this time, we believe that having one person as Chairman and Executive Chairman and independent chairs for each of our Board committees provides the best form of leadership for us.

Board of Director’s Role in Risk Oversight

The Board is responsible for overseeing our management and operations, including overseeing our risk assessment and risk management functions. We believe that our directors provide effective oversight of risk management functions. On a regular basis we perform a risk review wherein the management team evaluates the risks we expect to face in the upcoming year and over a longer term horizon. From this risk assessment plans are developed to deal with the risks identified. The results of this risk assessment are provided to the Board for their consideration and review. In addition members of our management periodically present to the Board the strategies, issues and plans for the areas of our business for which they are responsible. While the Board oversees risk management, our management is responsible for day-to-day risk management processes. Additionally, the Board requires that management raise exceptional issues to the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that the Board leadership structure supports this approach.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. A copy of our Code of Business Conduct and Ethics is available on our website at www.plasmatechbio.com and print copies are available to any stockholder that requests a copy. Any amendment to the Code of Business Conduct and Ethics or any waiver of the Code of Business Conduct and Ethics will be disclosed on our website at www.plasmatechbio.com promptly following the date of such amendment or waiver.

Officers and Directors

Our certificate of incorporation and by-laws presently provide that our Board shall consist of three to fifteen members. The Board is currently comprised of five directors. Our directors serve for a term of three years and until the respective election and qualification of their successors. Pursuant to our by-laws, our Chairman of the Board and our executive officers consisting of our president, treasurer and secretary are selected by the Board. Each of our executive officers is selected by the Board for a term of one year or until the executive officer’s successor is duly elected and qualified or until such executive officer’s resignation or removal. There is no family relationship among any of the directors or executive officers.

Our directors and executive officers are as follows:

Name	Age	Title
Steven H. Rouhandeh	58	Chairman of the Board and Executive Chairman*
Stephen B. Thompson	61	Vice President Finance Chief Accounting Officer, Treasurer, Secretary
Scott W. Schorer	46	Chief Executive Officer
Harrison G. Wehner	50	President and Chief Financial Officer
Jeffrey B. Davis	52	Director*
Mark J. Ahn, Ph.D.	52	Director
Mark J. Alvino	47	Director
Stephen B. Howell, M.D.	70	Director
David P. Nowotnik, Ph.D.	65	Senior Vice President Research and Development

*	Appointed to the board of directors by SCO Capital Partners LLC (“SCO”) pursuant to a Director Designation Agreement between SCO and PlasmaTech.

Committees of the Board of Directors

The Board established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees of the Board acts pursuant to a separate written charter adopted by the Board.

The Audit Committee is currently comprised of Mr. Mark J. Alvino (Chairman), Dr. Mark J. Ahn, Ph.D. and Stephen B. Howell, MD. The Board has determined that Mr. Alvino is an “audit committee financial expert,” under applicable SEC rules and regulations. The Audit Committee’s responsibilities and duties are, among other things, to engage the independent auditors, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls. The Board has determined that Dr. Ahn, Mr. Alvino and Dr. Howell are independent under applicable SEC and Nasdaq rules and regulations. The Audit Committee acts pursuant to a written charter which is available on our website at www.plasmatechbio.com under “Investor Relations”.

The Compensation Committee is currently comprised of Dr. Mark J. Ahn, Ph.D. (Chairman), Stephen B. Howell, MD and Mark J. Alvino. Dr. Ahn, Dr. Howell and Mr. Alvino are non-employee directors under applicable SEC rules, and are “outside” directors under Internal Revenue Code Section 162(m). Dr. Ahn, Dr. Howell and Mr. Alvino are independent under applicable Nasdaq rules and regulations. The Compensation Committee acts pursuant to a written charter which is available on our website at www.plasmatechbio.com under “Investor Relations”.

The Nominating and Corporate Governance Committee is currently comprised of Dr. Mark Ahn, Ph.D. and Mr. Mark J. Alvino. All committee members are independent under applicable SEC and Nasdaq rules and regulations. The Nominating and Corporate Governance Committee is responsible for, among other things, considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing our corporate governance guidelines. The Nominating and Corporate Governance Committee acts pursuant to a written charter which is available on our website at www.plasmatechbio.com under “Investor Relations”.

Meetings Attendance

During the 2014 fiscal year, the Board held four (4) meetings. Each director attended 75 percent or more of the Board meetings and meetings of committees of which he was a member that were held during the period of his service as a director.

The Audit Committee did not hold any formal meetings during the 2014 fiscal year, but the Chairman of the Audit Committee met with the Company auditors on a quarterly basis.

The Compensation Committee held one meeting during the 2014 fiscal year and all members were present.

The Nominating and Corporate Governance Committee did not hold any formal meetings during the 2014 fiscal year, but did meet informally on several occasions.

Three of the directors then currently serving as directors attended the 2014 annual stockholder meeting. Although we currently do not require directors to attend annual stockholder meetings, we do encourage directors to do so and welcome their attendance. We generally schedule a Board meeting in conjunction with the Meeting and plan to continue to do so in the future. We expect that directors will attend annual stockholder meetings absent a valid reason.

Compensation of Directors

Each director who is not also a PlasmaTech employee receives a quarterly fee of $3,000 and also receives $1,000 per quarter in aggregate for all the committees of which he is a member. Each director will have $2,000 deducted from his fee if the director misses more than one Board meeting, and $1,000 deducted per committee meeting not attended. In addition, we reimbursed each director, whether an employee or not, the expense of attending Board and committee meetings. Each non-employee director is also entitled to receive options to purchase 500 shares of Common Stock when he is first appointed as a director.

During 2014, each of our outside directors received $4,000 cash compensation for the first quarter of 2014 and received options to purchase 10,000 shares of Common Stock in lieu of their remaining quarterly cash fees. During 2014, Mr. Rouhandeh received 80,000 shares of Common Stock and Mr. Davis received 40,000 shares of Common Stock for their compensation as directors. No stock or stock options were granted in 2013.

Director Compensation Table — 2014

The table below represents the compensation paid to our outside directors during the year ended December 31, 2014:

Name	Fees earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Mark J. Ahn, Ph.D.	4,000	—	65,000	—	69,000	(2)
Mark J. Alvino	4,000	—	65,000	—	69,000	(3)
Jeffrey B. Davis	—	—	262,000	—	262,000	(4)
Stephen B. Howell, MD	4,000	—	65,000	—	69,000	(5)
Steven H. Rouhandeh	—	—	523,000	—	523,000	(6)

(1)	The value listed represents the fair value of the options recognized as expense under ASC 718 during 2012. Fair value is calculated as of the grant date using a Black-Scholes (“Black-Scholes”) option-pricing model. The determination of the fair value of share-based payment awards made on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions in determining fair value are described in note 11 to our audited financial statements for the year ended December 31, 2014, included in our Annual Report on Form 10-K.

(2)	Represents expense recognized in 2014 in respect of the fair value of options to purchase 10,000 shares of our Common Stock based on a grant date, March 7, 2014. Dr. Ahn had options to purchase 15,320 shares of our Common Stock at December 31, 2014.
(3)	Represents expense recognized in 2014 in respect of the fair value of options to purchase 10,000 shares of our Common Stock based on a grant date, March 7, 2014. Mr. Alvino had options to purchase 12,120 shares of our Common Stock at December 31, 2014.
(4)	Mr. Davis served as our CEO until September 22, 2014. Represents expense recognized in 2014 in respect of the fair value of options to purchase 40,000 shares of our Common Stock based on a grant date, March 7, 2014. Mr. Davis’ salary and employment agreement are discussed in the Summary Compensation Table and Compensation Pursuant to Agreements and Plans — Employment Agreements — President and Chief Executive Officer. Mr. Davis had options to purchase 40,500 shares of our Common Stock at December 31, 2014. See also the Security Ownership of Certain Beneficial Owners and Management.
(5)	Represents expense recognized in 2014 in respect of the fair value of options to purchase 10,000 shares of our Common Stock based on a grant date, March 7, 2014. Dr. Howell had options to purchase 15,394 shares of our Common Stock at December 31, 2014.
(6)	Represents expense recognized in 2014 in respect of the fair value of options to purchase 80,000 shares of our Common Stock based on a grant date, March 7, 2014. Mr. Rouhandeh had options to purchase 80,000 shares of our Common Stock at December 31, 2014. See also the Security Ownership of Certain Beneficial Owners and Management.
Certain Relationships and Related Transactions

On occasion we may engage in certain related party transactions.

During 2014 and 2013, SCO and affiliates charged $300,000 each year in investor relations fees.

In connection with the original sale and issuance of Series A Preferred Stock and warrants, we entered into a Director Designation Agreement whereby we agreed to continue SCO’s right to designate two individuals to serve on the Board of Directors of PlasmaTech.

On September 10, 2014, we entered into an Unsecured Grid Note, for up to $250,000 with SCO. As of December 31, 2014 we have drawn a total of $250,000. The interest rate is 8% per annum and the maturity date is August 31, 2015 unless a financing of at least $5,000,000 occurs. The financing occurred December 24, 2014 and the Grid Note was paid in full on January 5, 2015.

On September 10, 2014 we entered into a Share Exchange Agreement for Series B Preferred Stock between us and SCO Capital Partners LLC and Beach Capital LLC whereby we agreed in connection with the consummation of the an offering for the Series B Preferred Stock to be converted into Common Stock. All Series B Preferred Stock dividends payable, interest on Series B Preferred Stock dividends payable and liquidated damages will be converted into Series B Preferred Stock just prior to an offering of at least $10 million. The Series B Preferred Stock, including the shares of Series B Preferred Stock issued upon conversion of all accrued dividends payable, interest on dividends payable and liquidated damages thereon, subject to a liquidation preference, will be exchanged for shares of Common Stock upon consummation of an offering at the offering price pursuant to a Share Exchange Agreement dated September 10, 2014. The conversion into Common Stock occurred on December 24, 2014.

On October 23, 2014, we filed in Delaware a Certificate of Amendment to Certificate of Designations, Rights and Preferences of Series A Preferred Stock (the “Certificate of Amendment”) to amend the Certificate of Amendment to allow a special mandatory conversion of the Series A Preferred Stock, under certain circumstances, including qualified financings, as described in the Certificate of Amendment. The conversion into Common Stock occurred on December 24, 2014.

On December 1, 2014, we entered into a second Unsecured Grid Note, for up to $250,000 with SCO. As of December 31, 2014 we have drawn a total of $150,000. The interest rate is 8% per annum and the maturity date is November 30, 2015 unless a financing of at least $5,000,000 occurs. The financing occurred December 24, 2014 and the Grid Note was paid in full on January 5, 2015.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2014, information about shares of Common Stock outstanding and available for issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights (a)	Weighted-average exercise price of outstanding options warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2005 Equity Incentive Plan	210,084	$21.19	226,533
1995 Stock Awards Plan	50	620.00	—
Total	210,134	$20.34	226,533

Security Ownership of Certain Beneficial Owners and Management

Based solely upon information made available to us, the following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of April 7, 2015 by (i) each person who is known by us to beneficially own more than five percent of any class of our capital stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all our executive officers and directors as a group. Beneficial ownership as reported in the following table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The address of each holder listed below, except as otherwise indicated, is c/o PlasmaTech Biopharmaceuticals, Inc., 4848 Lemmon Avenue, Suite 517, Dallas, Texas 75219.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Common Stock(1)	Percent of Common Stock(2)
Steven H. Rouhandeh(3)	40,000	*
Mark J. Ahn, Ph. D.(4)	60,820	*
Mark J. Alvino(5)	7,120	*
Jeffrey B. Davis(6)	10,647	*
Stephen B. Howell, M.D.(7)	10,839	*
David P. Nowotnik, Ph.D.(8)	22,882	*
Stephen B. Thompson(9)	10,996	*
SCO Capital Partners LLC, SCO Capital Partner LP, and Beach Capital LLC(10)	14,142,298	65.4%
Perceptive Advisors LLC(11)	2,500,000	11.8%
Larry N. Feinberg(12)	1,589,879	8.0%
Lake End Capital LLC(13)	1,049,183	5.2%
All Directors and Executive Officers as a group (consisting of 9 persons)(14)	163,304	*

*	— Less than 1%
(1)	Includes our outstanding shares of Common Stock held plus all shares of Common Stock issuable upon exercise of options, warrants and other rights exercisable within 60 days of April 7, 2015.
(2)	Based upon 19,998,801 shares of Common Stock issued and outstanding as of April 7, 2015.
(3)	Steven H. Rouhandeh, our Chairman and Executive Chairman, is known to beneficially own an aggregate of presently exercisable options for the purchase of 40,000 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan. He is also Chairman of SCO Financial Group LLC. His address is c/o SCO Capital Partners LLC, 1325 Avenue of the Americas, 27th Floor, New York, NY 10019. SCO Financial Group LLC and affiliates (SCO Capital Partner LP and Beach Capital LLC) are known to beneficially own an aggregate of 13,444,659 shares of our Common Stock and warrants to purchase an aggregate of 697,639 shares of our Common Stock. Mr. Rouhandeh disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(4)	Dr. Ahn, our Director, is known to beneficially own an aggregate of 25,500 shares of our Common Stock, warrants to purchase an aggregate of 25,000 shares of our Common Stock presently exercisable options for the purchase of 10,320 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan.
(5)	Mr. Alvino, our Director, is known to beneficially own an aggregate of presently exercisable options for the purchase of 7,120 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan.
(6)	Mr. Davis, our Chief Operating Officer, is known to beneficially own an aggregate of 147 shares of our Common Stock, presently exercisable options for the purchase of 10,500 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan. Lake End Capital LLC’s address is 36 Lake End Road, Newfoundland, NJ 07435. Lake End Capital LLC is known to beneficially own an aggregate of 963,511 shares of our Common Stock and warrants to purchase an aggregate of 85,672 shares of our Common Stock. Mr. Davis disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(7)	Dr. Howell is known to beneficially own an aggregate of 495 shares of our Common Stock, presently exercisable options for the purchase of 10,344 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan.
(8)	Dr. Nowotnik is known to beneficially own an aggregate of 12,882 shares of our Common Stock, presently exercisable options for the purchase of 10,000 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan.
(9)	Mr. Thompson is known to beneficially own an aggregate of 3,496 shares of our Common Stock, presently exercisable options for the purchase of 7,500 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan.
(10)	SCO Capital Partners LLC, SCO Capital Partner LP, Beach Capital LLC and SCO Financial Group’s address is 1325 Avenue of the Americas, 27th Floor, New York, NY 10019. SCO Financial Group LLC and affiliates (SCO Capital Partners LP and Beach Capital LLC) are known to beneficially own an aggregate of 13,444,659 shares of our Common Stock and warrants to purchase an aggregate of 697,639 shares of our Common Stock. Each of Mr. Rouhandeh and Mr. Davis, directors of PlasmaTech and Mr. Rouhandeh and Mr. Davis are executives of SCO Capital Partners LLC and disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.
(11)	Perceptive Advisors LLC’s address is 499 Park Avenue, 25th Floor, New York, NY 10022 is known to beneficially own an aggregate of 1,250,000 shares of our Common Stock and warrants to purchase an aggregate of 1,250,000 shares of our Common Stock.
(12)	Larry N. Feinberg is a partner in Oracle Partners, L.P. His address is c/o Oracle Partners, L.P., 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830. Oracle Partners, L.P. and affiliates (Oracle Institutional Partners, L.P., Oracle Investment Management, Inc., Sam Oracle Fund, Inc. and Mr. Feinberg) are known to beneficially own an aggregate of 1,589,879 shares of our Common Stock.
(13)	Lake End Capital LLC’s address is 36 Lake End Road, Newfoundland, NJ 07435. Lake End Capital LLC is known to beneficially own an aggregate of 963,511 shares of our Common Stock and warrants to purchase an aggregate of 85,672 shares of our Common Stock.
(14)	Does not include shares held by SCO Financial Group LLC and affiliates nor Lake End Capital LLC.

Executive Compensation

The following table sets forth the aggregate compensation paid to our CEO and our next two most highly paid executives whose aggregate salary and bonus exceeded $100,000 for services rendered in all capacities for the fiscal years ended December 31, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation(4)	Total ($)
Steven H. Rouhandeh(5) Executive Chairman	2014	$—	$—	$523,000	$—	$523,000
	2013	—	—	—	—	—
Scott W. Schorer(6) Chief Executive Officer	2014	$97,000	$—	$—	$—	$97,000
	2013	—	—	—	—	—
Jeffrey B. Davis(7) Chief Operating Officer Former Chief Executive Officer	2014	$290,000	$—	$262,000	$—	$552,000
	2013	503,000	—	—	—	503,000
Harrison G. Wehner(8) President & Chief Financial Officer	2014	$97,000	$—	$—	$—	$97,000
	2013	—	—	—	—	—

(1)	Includes amounts deferred under our 401(k) Plan.
(2)	Represents expense recognized in 2014 and 2013 for the fair value of Common Stock vested. The fair value used is the stock price on the date the Common Stock is vested.

(3)	The value listed in the above table represents the fair value of the options granted in prior years that was recognized in 2014 and 2013 under ASC 718. Fair value is calculated as of the grant date using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards made on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions in determining fair value are described in note 10 to our audited financial statements for the year ended December 31, 2014, included in our annual report on Form 10-K.
(4)	No amounts to report.
(5)	Mr. Rouhandeh, our Chairman of the Board, became Executive Chairman on January 1, 2015, the principal executive officer of the Company.
(6)	Mr. Schorer became Chief Executive Officer on September 19, 2014.
(7)	Mr. Davis was Chief Executive Officer until September 19, 2014. Includes 2013 salary of $271,000 and 2012 accrued salary paid in 2013 of $132,000.
(8)	Mr. Wehner became President and Chief Financial Officer on September 19, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the aggregate number of option awards held by our named executive officers at December 31, 2014. There were no outstanding stock awards held by any such officers at December 31, 2013:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date
Steven H. Rouhandeh(2)	20,000	60,000		$18.50	03/07/24
Scott W. Schorer(3)	—	—	—	—	—
Jeffrey B. Davis(4)	10,000	30,000	—	$18.50	03/07/24
	500	—		31.25	08/17/16
Harrison G. Wehner(3)	—	—	—	—	—

(1)	On December 31, 2014, the closing price of our Common Stock as quoted on the Nasdaq was $3.45 per share.
(2)	Mr. Rouhandeh’s options to purchase 80,000 shares of Common Stock will be fully vested in March 2017.
(3)	Each of Mr. Schorer’s and Mr. Wehner’s employment with the Company commenced on September 19, 2014 and neither Mr. Schorer nor Mr. Wehner were issued any options in 2014.
(4)	Mr. Davis’ options to purchase 40,000 shares of Common Stock will be fully vested in March 2017. Mr. Davis’ 500 options included in this table were granted to him as a director before he became CEO. Mr. Davis is no longer CEO as of September 19, 2014. Mr. Davis is currently Chief Operating Officer of the Company.

Compensation Pursuant to Agreements and Plans

Employment Agreements

Executive Chairman

Steven H. Rouhandeh was named by the Board as Executive Chairman effective January 1, 2015. Mr. Rouhandeh currently does not have an employment agreement with the Company but is entitled to be paid an annual base salary of $360,000 and receive similar employee benefits as our other executive officers. On March 7, 2014, Mr. Rouhandeh was granted stock options to purchase 80,000 shares of our Common Stock.

Chief Executive Officer

We are a party to an employment letter agreement with Scott Schorer, effective September 19, 2014, who was named by the Board as our Chief Executive Officer as of September 19, 2014. Pursuant to the terms of his employment agreement, Mr. Schorer is entitled to be paid an annual base salary of $350,000 subject to annual increases each year, at the discretion of the Board. He is entitled to a merit bonus up to 30% of his annual base salary at the discretion of the Compensation Committee of the Board. Mr. Schorer was awarded stock options to purchase 80,000 shares of our Common Stock. Mr. Schorer is entitled to similar employee benefits as our other executive officers.

President and Chief Financial Officer

We are a party to an employment letter agreement with Harrison G. Wehner, III, effective September 19, 2014, who was named by the Board as our President and Chief Financial Officer as of September 19, 2014. Pursuant to the terms of his employment agreement, Mr. Wehner is entitled to be paid an annual base salary of $350,000 subject to annual increases each year, at the discretion of the Board. He is entitled to a merit bonus up to 30% of his annual base salary at the discretion of the Compensation Committee of the Board. Mr. Wehner was awarded stock options to purchase 80,000 shares of our Common Stock. Mr. Wehner is entitled to similar employee benefits as our other executive officers.

Former President and Chief Executive Officer/Current Chief Operating Officer

We were party to an employment agreement, with Jeffrey B. Davis, who was named by the Board as our Chief Executive Officer, effective from December 26, 2007 until September 19, 2014. Mr. Davis’ employment agreement, dated January 4, 2008, was amended April 9, 2008 and was renewed automatically every year. Pursuant to the terms of his employment agreement, as amended, Mr. Davis was entitled to be paid an annual salary of $325,000 in 2014 and 2013. Under this agreement, Mr. Davis was currently entitled to receive an annual base salary of $325,000. Mr. Davis was previously awarded stock options to purchase 500 shares of our Common Stock prior to becoming CEO and on March 7, 2014 was awarded stock options to purchase 40,000 shares of our Common Stock. Mr. Davis was entitled to similar employee benefits as our other executive officers. Mr. Davis became Chief Operating Officer on January 19, 2015 and is entitled to receive an annual base salary of $325,000 and receive similar employee benefits as our other executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) (“Section 16(a)”) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than ten percent of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of such securities. Directors, officers and 10% holders are required by SEC rules to furnish us with copies of all of the Section 16(a) reports they file.

Based solely on a review of reports furnished to us during the 2014 fiscal year or written representations from our directors and executive officers, and except as previously disclosed, none of our directors, executive officers and 10% holders failed to file on a timely basis reports required by Section 16(a) during the 2014 fiscal year or in prior years.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. None of the current members of our Compensation Committee has ever been an employee of PlasmaTech or any subsidiary of PlasmaTech.

COMPENSATION COMMITTEE DISCUSSION ON EXECUTIVE COMPENSATION

The Compensation Committee operates under a written charter adopted by the Board and is responsible for making all compensation decisions for the Company’s directors and named executives including determining base salary and annual incentive compensation amounts and recommending stock option grants and other stock-based compensation under our equity incentive plans. The Compensation Committee charter can be found on our website at www.plasmatechbio.com under “Investor Relations”.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and by-laws presently provide that our Board shall consist of between three to fifteen members, shall be divided into three classes as nearly equal in number as possible, and that each Director shall serve for a term of three years and until his successor is elected and qualified or until his earlier resignation, death or removal. By resolution, the Board has set the number of its directors at five. The term of office of one class of Directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The Board presently consists of five members.

Members of each class serve a term of three years until the respective annual meeting of stockholders and election and qualification of their successors. Mr. Rouhandeh and Dr. Howell are Class 2 Directors with their terms set to expire upon the annual meeting of stockholders in 2015. Dr. Ahn and Mr. Alvino are Class 3 Directors with their terms set to expire upon the annual meeting of stockholders in 2016. Mr. Davis is a Class 1 Director with his term set to expire upon the annual meeting of stockholders in 2017. There is no family relationship among any of the directors or officers.

Nominee for Term Expiring at the Meeting (Class 2 Directors)

Mr. Rouhandeh and Dr. Howell are Class 2 Directors. Mr. Rouhandeh has served as a director since 2008 and Dr. Howell has served as a director since 1996. The terms of Mr. Rouhandeh and Dr. Howell expire at the Meeting. If elected at the Meeting, they will serve for a term of three years expiring on the date of the annual meeting of stockholders in 2018. Each of the director nominees listed below exemplifies how our Board values professional experience in business and our pharmaceutical industry as well as strong moral character. It is these strong and unique backgrounds and sets of skills that our Board of Directors believes provide it, as a whole, with a strong foundation of technical expertise. The terms of the three remaining Directors will continue as indicated above.

Business and Experience of Nominees for Director

Mr. Steven H. Rouhandeh became our Executive Chairman, Principal Executive Officer, on January 1, 2015. Mr. Rouhandeh has been a director and Chairman of the Board since March 4, 2008. He has been Chief Investment Officer of SCO Capital Partners, a group of New York based life sciences funds since 1997. Mr. Rouhandeh possesses a diverse background in financial services that includes experience in asset management, corporate finance, investment banking and law. He has been active throughout recent years as an executive in venture capital and as a founder of several companies in the biotech field. His experience also includes positions as Managing Director of a private equity group at Metzler Bank, a private European investment firm and Vice President, Investment Banking at Deutsche Bank. Mr. Rouhandeh was also a corporate attorney at New York City-based Cravath, Swaine & Moore. Mr. Rouhandeh holds a J.D., from Harvard Law School, Harvard University and B.A. Political Science, from Southern Illinois University. Mr. Rouhandeh’s qualifications to serve our Board include his institutional knowledge of our Company and his extensive domestic and international financial experience in the healthcare industry.

Stephen B. Howell, M.D. has served as our director since 1996. Dr. Howell is a member of the Compensation Committee and Audit Committee of the Board. Dr. Howell has been Professor of Medicine at the University of California, San Diego since 1977, and director of the Cancer Pharmacology Program of the UCSD Cancer Center since 2006. Dr. Howell is a recipient of the Milken Foundation prize for his contributions to the field of cancer chemotherapy. He has served on the National Research Council of the American Cancer Society and is on the editorial boards of multiple medical journals. Dr. Howell founded DepoTech, Inc. and served as a member of its board of directors from 1989 to 1999. Dr. Howell served on the board of directors of Matrix Pharmaceuticals from 2000 to 2002. Dr. Howell received his A.B. at the University of Chicago and his M.D. from Harvard Medical School. Dr. Howell’s qualifications to serve our Board include his technical expertise and strong commitment to promoting and advancing innovation in the healthcare industry as well as his qualifications include experience as a medical doctor in oncology, his experience as director of several biotech companies and his executive skills and experience as a founder of a biotech company.

Nomination and Election of Directors

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to serve as a director. The committee may also ask the candidate to meet with Company management. If the committee believes a candidate would be a valuable addition to the Board and there is either a vacancy on the Board or the committee believes it is in the best interests of the Company and our stockholders to increase the number of Board members to elect that candidate, it will recommend to the full Board that candidate’s election. Messrs. Davis and Rouhandeh were each initially appointed to the Board as a result of contractual obligations of the Company.

Before nominating a sitting director for reelection at an annual stockholder meeting, the committee will consider the director’s performance on the Board and whether the director’s reelection would be in the best interests of the Company’s stockholders and consistent with the Company’s corporate governance guidelines and the Company’s continued compliance with applicable law, rules and regulations.

The Board believes that it should be comprised of directors with diverse and complementary backgrounds, and that directors should have expertise that, at a minimum, may be useful to the Company and may contribute to the success of the Company’s business. Directors also should possess the highest personal and professional ethics and should be willing and able to devote an amount of time sufficient to effectively carry out their duties and contribute to the success of the Company’s business. When considering candidates for director, the committee takes into account a number of factors, including the following:

•	Independence from management;
•	Age, gender and ethnic background;
•	Relevant business experience;
•	Judgment, skill and integrity;
•	Existing commitments to other businesses;
•	Potential conflicts of interest;
•	Corporate governance background;
•	Financial and accounting background;
•	Executive compensation background; and
•	Size and composition of the existing Board.

The Nominating and Corporate Governance Committee will consider additional candidates for director suggested by stockholders by considering the foregoing criteria and the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to the Company, c/o Investor Relations, 4848 Lemmon Avenue, Suite 517, Dallas, Texas 75219. When submitting candidates for nomination to be elected at the Company’s annual meeting of stockholders, stockholders must follow the notice procedures, which are described under the heading “Stockholder Proposals and for 2016 Annual Meeting” and include the following:

•	The name and address of the stockholder and a statement that he, she or it is a stockholder of the Company and is proposing a candidate for consideration by the committee;
•	The class and number of shares of Company capital stock owned by the stockholder as of the record date for the applicable annual stockholder meeting (if such date has been announced) and as of the date of the notice, and length of time such stockholder has held such shares;
•	The name, age and address of the candidate;
•	A description of the candidate’s business and educational experience;

•	The class and number of shares of Company capital stock, if any, owned by the candidate, and length of time such candidate has held such shares;
•	Information regarding each of the foregoing criteria the Board generally considers, other than the factor regarding Board size and composition, sufficient to enable the committee to evaluate the candidate;
•	A description of any relationship between the candidate and any customer, supplier or competitor of the Company or any actual or potential conflict of interest;
•	A description of any relationship or understanding between the stockholder and the candidate;
•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected;
•	A statement as to whether the director is independent under applicable Nasdaq rules; and
•	Such other information regarding each nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

The nominees have consented to serve as our Directors and the Board has no reason to believe that the nominee will be unavailable for such service.

The Board recommends a vote “FOR” the proposed nominees to the Board and the enclosed proxy will be so voted unless a contrary vote is indicated. The Directors shall be elected by a plurality of the total votes cast by the holders of Common Stock present in person or by proxy and entitled to vote at the Meeting.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR THE NOMINEES NAMED ABOVE. HOWEVER, THE PERSONS DESIGNATED AS PROXIES RESERVE THE RIGHT TO CAST VOTES FOR ANOTHER PERSON DESIGNATED BY THE BOARD IN THE EVENT ANY NOMINEES IS UNABLE OR UNWILLING TO SERVE.

Information With Respect to Other Directors

Directors Whose Terms Expire at the Annual Meeting in 2016 (Class 3 Directors)

Mark J. Ahn, Ph.D. became a director in September 2006 and is Vice Chairman of the Board of Directors as of January 1, 2015. Dr. Ahn is chairman of the Compensation Committee of the Board and also a member of the Audit Committee and the Nominating & Corporate Governance Committee. Dr. Ahn was President and Chief Executive Officer since 2011 and a director since 2007 of Galena Biopharma, Inc. until August 2014; and adjunct Professor, Biosciences at Creighton University. He brings more than 22 years of experience in the biopharmaceutical industry. Prior to joining Galena, Dr. Ahn was Principal at Pukana Partners, Ltd. which provides strategic consulting to life science companies; and Associate Professor, Global Management at Atkinson Graduate School of Management, Willamette University. He previously served as Professor and Chair, Science & Technology Management, Victoria University at Wellington, New Zealand. Dr. Ahn was also founder, President, and Chief Executive Officer of Hana Biosciences. Prior to joining Hana, he served as Vice President, Hematology and corporate officer at Genentech, Inc., and held positions of increasing responsibility at Amgen and Bristol-Myers Squibb. Dr. Ahn also serves on public and venture capital-backed board of directors for Galena, Mesynthes and ScribesSTAT. Dr. Ahn is the author of over 50 peer reviewed journal articles and books. Dr. Ahn received a B.A. and M.B.A. from Chaminade University; and M.A. from Victoria University. He was a graduate fellow in Economics at Essex University, and obtained a Ph.D. from the University of South Australia. Dr. Ahn is a Henry Crown Fellow at the Aspen Institute. Dr. Ahn’s qualifications to serve on our Board include his leadership skills and his experience in the areas of financial management and business strategy in the biopharmaceutical field.

Mr. Mark J. Alvino became a director in March 2006 initially as a designee of SCO Capital Partners LLC and is chairman of the Audit Committee. He is no longer a designee of SCO Capital Partners LLC. Mr. Alvino is also a member of the Nominating and Corporate Governance Committee. Mr. Alvino is currently with Hudson Square Capital LLC since October 2014. From 2013 to October 2014 Mr. Alvino was leading the Life Sciences efforts of Bradley Woods, & Co. Ltd. Mr. Alvino was Managing Director for Griffin Securities from 2007 to 2013. Mr. Alvino was Managing Director for SCO Financial Group LLC from 2002 to 2007.

Mr. Alvino was a member of the board of directors of MacroChem Corporation from 2007 until February 2009. He previously worked at Feinstein Kean Healthcare, an Ogilvy Public Relations Worldwide Company. There he was Senior Vice President, responsible for managing both investor and corporate communications programs for many private and public companies and acted as senior counsel throughout the agency’s network of offices. Prior to working at FKH, Mr. Alvino served as Vice President of Investor Relations and managed the New York Office of Allen & Caron, Inc., an investor relations agency. His base of clients included medical devices, biotechnology, and e-healthcare companies. Mr. Alvino also spent several years working with Wall Street brokerages including Ladenburg, Thallman & Co. and Martin Simpson & Co. Mr. Alvino’s qualifications to serve our Board include his leadership skills and his experience in the areas of financial management and business strategy in the biopharmaceutical field.

Directors Whose Terms Expire at the Annual Meeting in 2017 (Class 1 Director)

Mr. Jeffrey B. Davis became a director in March 2006. Since January 19, 2015, Mr. Davis is our Chief Operating Officer. Mr. Davis was our Chief Executive Officer from December 26, 2007 until September 19, 2014. Mr. Davis became Acting Chief Financial Officer, Treasurer and Secretary on November 1, 2013 through September 19, 2014. Previously, Mr. Davis served in a variety of senior investment banking and management positions, and in senior management at a publicly traded healthcare technology company. Prior to that, Mr. Davis was an investment banker with various Deutsche Bank banking organizations, both in the U.S. and Europe. Mr. Davis also served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff, and at Philips Medical Systems North America. Mr. Davis is currently on the board of Uluru, Inc., a public biotechnology company. Mr. Davis holds a B.S. in biomedical engineering from Boston University and an M.B.A. degree from the Wharton School, University of Pennsylvania. Mr. Davis’ qualifications to serve on our Board include his past experience as our CEO leading the day to day operations of our Company and his prior experience serving our Board since 2006, as well as his extensive domestic and international financial experience in the healthcare industry.

Executive Officers

Mr. Scott Schorer became Chief Executive Officer on September 19, 2014. Mr. Schorer previously was Managing Director with Plasma Technologies LLC since June 1, 2014. He has served over 18 years in a variety of senior management and board positions, including as CEO and President, and has experience in all aspects of operations including research and development, intellectual property, manufacturing, sales and marketing. Additionally, Mr. Schorer has extensive experience as advisor to operating companies, venture capital firms and private equity firms. Previously, he was President, Americas, of Systagenix Wound Management from February 2009 to May 2010, was President & CEO of Innovative Spinal Technologies from January 2003 to February 2009, and was Co-Founder, President & CEO of CentriMed. Mr. Schorer served with distinction in the US Army, 82nd Airborne, and holds a B.E and B.A. from Dartmouth College and Thayer School of Engineering.

Mr. Harrison Wehner became President and Chief Financial Officer on September 19, 2014. Mr. Wehner previously was a Managing Director with Plasma Technologies LLC since June 1, 2014. He has over 20 years experience in investment banking advising on equity and debt finance and mergers and acquisitions advisory assignments. Previously, Mr. Wehner held various senior banking roles at CanaccordGenuity from 2012 to 2013, with CitiGroup from 2005 to 2011, and UBS from 1994 to 2005 where he worked on a variety of banking transactions in the healthcare sector, including advisory and transactional experience in the blood fractionation industry. Mr. Wehner holds a BA from The College of William and Mary, and an MBA from the Ross School of Business at the University of Michigan.

David P. Nowotnik, Ph.D. is our Senior Vice President Research and Development since January 1, 2015. From November 2013 until December 2014 he was a consultant to the Company. From January 2003 through October 2013 he was our Sr. Vice President Research and Development and was Vice President Research and Development from 1998. From 1994 until 1998, Dr. Nowotnik had been with Guilford Pharmaceuticals, Inc. in the position of Senior Director, Product Development and was responsible for a team of scientists developing polymeric controlled-release drug delivery systems. From 1988 to 1994 he was with Bristol-Myers Squibb researching and developing technetium radiopharmaceuticals and MRI contrast agents. From 1977 to 1988 he was with Amersham International leading the project which resulted in the discovery and development of Ceretec.

Mr. Stephen B. Thompson, the Company’s Vice President Finance, became the Chief Accounting Officer, Secretary and Treasurer on January 1, 2015. Mr. Thompson consulted with the Company from December 1, 2013 through December 31, 2014. Prior to December 1, 2013 Mr. Thompson was our Vice President from 2000 and our Chief Financial Officer from 1996. From 1990 to 1996, he was Controller and Administration Manager of Access Pharmaceuticals, Inc., a private Texas corporation. Previously, from 1989 to 1990, Mr. Thompson was Controller of Robert E. Woolley, Inc., a hotel real estate company where he was responsible for accounting, finances and investor relations. From 1985 to 1989, he was Controller of OKC Limited Partnership, an oil and gas company, where he was responsible for accounting, finances and SEC reporting. Between 1975 and 1985 he held various accounting and finance positions with Santa Fe International Corporation.

PROPOSAL 2

APPROVAL OF THE 2015 EQUITY INCENTIVE PLAN

On March 2, 2015, the Board adopted, subject to stockholder approval, the PlasmaTech Biopharmaceuticals, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) pursuant to which 5,000,000 shares of Common Stock shall be available for issuance to our officers and employees, non-employee members of our board of directors, as well as independent consultants and advisors in our employ or service.

The 2015 Plan serves as the successor to the Company’s 2005 Equity Incentive Plan (the “Predecessor Plan”) which terminated on January 20, 2015. As of April 7, 2015, 330,084 shares were subject to outstanding awards under the Predecessor Plan and 135,833 shares of Common Stock had been issued pursuant to awards under the Predecessor Plan. All awards outstanding under the Predecessor Plan on the date of its termination shall continue to be governed solely by the terms of the documents evidencing such awards, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such transferred awards.

Incentive compensation programs play a pivotal role in the Company’s efforts to attract and retain key personnel essential to the Company’s long-term growth and financial success. For that reason, the Company has structured the 2015 Plan to provide flexibility in designing equity incentive programs with a broad array of equity incentives, such as stock options, stock appreciation rights, stock awards and restricted stock units and implement competitive incentive compensation programs for its key employees and non-employee Board members. The 2015 Plan will be the only plan under which new equity awards may be granted to our employees and other service providers. If this proposal is not approved, then we would be at a disadvantage against our competitors for recruiting, retaining and motivating individuals critical to our success and could be forced to increase cash compensation, thereby reducing resources available to meet our business needs.

In connection with our stock-based compensation programs, we are committed to using equity incentive awards prudently and within reasonable limits. Accordingly, we closely monitor our stock award “burn rate” each year. Our annual burn rate is determined by dividing the number of shares of our Common Stock subject to stock-based awards we grant in a calendar year by the weighted average number of our fully-diluted shares of Common Stock outstanding for that calendar year. The burn rate for the years 2014, 2013 and 2012 has been 8.3%. We anticipate that the share reserve under the 2015 Plan will enable us to fund our equity compensation program for approximately four years. While the Company believes this is a reasonable estimate of how long the share reserve would last, the actual period for which the proposed share reserve will fund our equity compensation program may be shorter or longer than four years, depending on changes in our granting practices, stock price and headcount growth.

Summary Description of 2015 Equity Incentive Plan

The principal terms and provisions of the 2015 Plan are set forth below. The summary, however, is not intended to be a complete description of all the terms of the 2015 Plan and is qualified in its entirety by reference to the complete text of the 2015 Plan, filed with this Proxy Statement as Appendix A on the SEC’s website at http://www.sec.gov. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to our Corporate Secretary at our principal offices at 4848 Lemmon Avenue, Suite 517, Dallas, Texas 75219.

Types of Awards.  The following types of awards may be granted under the 2015 Plan: options, stock appreciation rights, stock awards, restricted stock units and dividend equivalent rights. The principal features of each type of award are described below.

Administration.  The Compensation Committee has the exclusive authority to administer the 2015 Plan with respect to awards made to our executive officers and non-employee Board members and has the authority to make awards under the 2015 Plan to all other eligible individuals. However, our Board may at any time appoint a secondary committee of one (1) or more Board members to have separate but concurrent authority with the Compensation Committee to make awards under the 2015 Plan to individuals other than executive officers and non-employee Board members.

The term “plan administrator,” as used in this summary, will mean our Compensation Committee, the Board and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the 2015 Plan.

Eligibility.  Officers and employees, non-employee members of our Board of directors (or the board of our parent or subsidiary), as well as independent consultants and advisors, in our employ or service or in the employ or service of our parent or subsidiary companies (whether now existing or subsequently established) are eligible to participate in the 2015 Plan. As of April 7, 2015, approximately ten persons (including 4 executive officers) and 3 non-employee Board members were eligible to participate in the 2015 Plan.

Securities Subject to 2015 Plan.  Subject to the capitalization adjustments described below, an aggregate of 5,000,000 shares of our Common Stock have been reserved for issuance over the term of the 2015 Plan.

The maximum number of shares of Common Stock which may be issued pursuant to options intended to qualify as incentive stock options under the federal tax laws shall be limited to 5,000,000.

Awards made under the 2015 Plan will be subject to the following per-participant limitations in order to provide the plan administrator with the opportunity to structure one (1) or more of those awards as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”): no participant in the 2015 Plan may receive in any single calendar year, (i) option grants and stand-alone stock appreciation rights for more than 4,000,000 shares of our Common Stock or (ii) direct stock issuances or other stock-based awards (other than option grants and stand-alone stock appreciation rights) for more than 4,000,000 shares of our Common Stock, subject to adjustment for subsequent stock splits, stock dividends and similar transactions.

Stockholder approval of this proposal will also constitute approval of the foregoing-limitations for purposes of Section 162(m). The approved limitations are intended to ensure that any deductions to which we would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the 2015 Plan will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to each covered executive officer imposed under Section 162(m). In addition, shares issued pursuant to restricted stock, restricted stock units and other stock-based awards may also qualify as performance-based compensation that is not subject to the Section 162(m) limitation, if the vesting of such awards is tied to the attainment of performance milestones based on one or more of the performance criteria discussed below and the other applicable requirements of Section 162(m) are satisfied. However, the plan administrator has complete discretion to determine whether or not awards under the 2015 Plan will be structured so as to comply with the applicable requirements for performance-based compensation under Section 162(m) and may make non-compliant awards as and when it believes that the circumstances and other relevant factors warrant.

The shares of Common Stock issuable under the 2015 Plan may be drawn from shares of our authorized but unissued Common Stock or from shares of our Common Stock that we acquire, including shares purchased on the open market or in private transactions.

Shares subject to outstanding awards under the 2015 Plan that expire or otherwise terminate prior to the issuance of the shares subject to those awards will be available for subsequent issuance under the 2015 Plan. Any unvested shares issued under the 2015 Plan that are subsequently forfeited or that we repurchase, at a price not greater than the original issue price paid per share, pursuant to our repurchase rights under the 2015 Plan will be added back to the number of shares reserved for issuance under the 2015 Plan and will accordingly be available for subsequent issuance.

In addition, the following share counting procedures will apply in determining the number of shares of Common Stock available from time to time for issuance under the 2015 Plan:

•	Should the exercise price of an option be paid in shares of our Common Stock, then the number of shares reserved for issuance under the 2015 Plan will be reduced by the gross number of shares issued under the exercised option.

•	Should shares of Common Stock otherwise issuable under the 2015 Plan be withheld by us in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or settlement of an award under the plan, then the number of shares of Common Stock available for issuance under the 2015 Plan will be reduced by the gross number of shares issuable before any such share withholding.
•	Upon the exercise of any stock appreciation right granted under the 2015 Plan, the share reserve will be reduced by the gross number of shares subject to the award.

Awards.  The plan administrator has complete discretion to determine which eligible individuals are to receive awards, the time or times when those awards are to be granted, the number of shares or amount of payment subject to each such award, the vesting and exercise schedule (if any) to be in effect for the award, the cash consideration (if any) payable per share subject to the award and the form of payment in which the award is to be settled, the maximum term for which the award is to remain outstanding, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, and with respect to performance-based awards, the amount payable at one or more levels of attained performance, the payout schedule and the form of payment.

Stock Options.  Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent (100%) of the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date or upon the achievement of pre-established performance objectives. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share, if the optionee ceases service prior to vesting in those shares. Payment of the exercise price may be made in cash or in shares of our Common Stock, through a cashless exercise procedure pursuant to which the optionee effects a same-day exercise of the option and sale of the purchased shares through a broker in order to cover the exercise price for the purchased shares and the applicable withholding taxes and/or through a net exercise procedure pursuant to which the Company withholds a number of shares otherwise issuable upon exercise of the option having a value equal to the exercise price and applicable withholding taxes.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised, provide for continued vesting during the applicable post-service exercise period and/or accelerate the exercisability or vesting of options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding,

Stock Appreciation Rights.  The 2015 Plan allows the issuance of two types of stock appreciation rights:

•	Tandem stock appreciation rights granted in conjunction with options which provide the holders with the right to surrender the related option grant for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of our Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.
•	Stand-alone stock appreciation rights which allow the holders to exercise those rights as to a specific number of shares of our Common Stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of Common Stock as to which those rights are exercised over (ii) the aggregate exercise price in effect for those shares. The exercise price per share may not be less than the fair market value per share of our Common Stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of ten (10) years.

The appreciation distribution on any exercised stock appreciation right will be paid in (i) cash, (ii) shares of our Common Stock or (iii) a combination of cash and shares of our Common Stock. Upon cessation of service with us, the holder of a stock appreciation right will have a limited period of time in which to exercise that right to the extent exercisable at that time. The plan administrator has complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised, provide for continued vesting during the applicable post-service exercise period and/or accelerate the exercisability or vesting of stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation rights remain outstanding.

Repricing.  The plan administrator may has the authority to implement any of the following repricing programs: (i) the cancellation of outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or stock appreciation rights with exercise prices per share in excess of the then current fair market value per share of our Common Stock for consideration payable in our equity securities or (iii) the direct reduction of the exercise price in effect for outstanding options or stock appreciation rights.

Stock Awards and Restricted Stock Units.  Shares of our Common Stock may be issued under the 2015 Plan subject to performance or service vesting requirements established by the plan administrator or as a fully-vested bonus for past services without any cash outlay required of the recipient. Shares of our Common Stock may also be issued under the 2015 Plan pursuant to restricted stock units which entitle the recipients to receive those shares upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting of those units, including (without limitation), a deferred distribution date following the termination of the recipient’s service with us.

In order to assure that the compensation attributable to one or more stock awards or restricted stock units will qualify as performance-based compensation which will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under Code Section 162(m), the plan administrator will have the discretionary authority to structure one or more such awards so that the shares of Common Stock subject to those awards will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) cash flow; (ii) earnings (including earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, required rate of return on capital or return on invested capital; (xi) revenue, growth in revenue or return on sales; (xii) income or net income; (xiii) operating income, net operating income or net operating income after tax; (xiv) operating profit or net operating profit; (xv) operating margin or gross margin; (xvi) return on operating revenue or return on operating profit; (xvii) market share, (xviii) market capitalization, (xix) application approvals, (xx) litigation and regulatory resolution goals, (xxi) product sales or milestones, (xxii) budget comparisons, (xxiii) growth in stockholder value relative to the growth of a peer group or index; (xxiv) development and implementation of strategic plans and/or organizational restructuring goals; (xxv) development and implementation of risk and crisis management programs; (xxvi) improvement in workforce diversity; (xxvii) compliance requirements and compliance relief; (xxviii) productivity goals; (xxix) workforce management and succession planning goals; (xxx) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xxxi) measures of customer satisfaction, employee satisfaction or staff development; (xxxii) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (xxxiii) merger and acquisitions; and (xxxiv) other similar criteria consistent with the foregoing. In addition, such performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any parent or subsidiary. Each applicable performance goal may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. Each applicable performance goal may be structured at the time of the award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items; (F) the operations of any business acquired by the Company; (G) the divestiture of one or more business operations or the assets thereof; (H) the effects of any corporate transaction, such as a merger, consolidation, separation (including spin-off or other distributions of stock or property by the Company) or reorganization any (I) other adjustment consistent with the operation of the 2015 Plan.

Stockholder approval of this proposal will also constitute approval of the foregoing performance goals for purposes of establishing the vesting targets for one or more awards under the 2015 Plan that are intended to qualify as performance-based compensation under Section 162(m).

Should the participant cease to remain in service while holding one or more unvested shares or should the performance objectives not be attained with respect to one or more such unvested shares, then those shares will be immediately subject to cancellation. Outstanding restricted stock units will automatically terminate, and no shares of our Common Stock will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained. The plan administrator, however, will have the discretionary authority to issue shares of our Common Stock in satisfaction of one or more outstanding awards as to which the designated performance goals or service requirements are not attained. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to awards which were intended at the time of issuance to qualify as performance-based compensation under Section 162(m), except in the event of death, disability or a change in control, as described under the heading “General Provisions — Vesting Acceleration.”

Dividend Equivalent Rights.  Dividend equivalent rights may be issued as stand-alone awards or in tandem with other awards made under the 2015 Plan. Each dividend equivalent right award will represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than shares of our Common Stock) which is made per issued and outstanding share of Common Stock during the term the dividend equivalent right remains outstanding. Payment of the amounts attributable to such dividend equivalent rights may be made either concurrently with the actual dividend or distribution made per issued and outstanding share of our Common Stock or may be deferred to a later date. Payment may be made in cash or shares of our Common Stock.

New Plan Benefits.

No awards have been granted and no decisions have been made with respect to any issuances under the 2015 Plan. Any awards following approval of this proposal shall be at the discretion of the plan administrator. Accordingly, the benefits or amounts that may be received by or allocated to each of (i) the officers listed in the Summary Compensation Table, (ii) each of the nominees for election as a director, (iii) all directors of the Company who are not executive officers of the Company as a group, (iv) all present executive officers of the Company as a group, and (v) all employees of the Company, including all other current officers, as a group are not determinable at this time.

General Provisions

Vesting Acceleration.  In the event we should experience a change in control, the following special vesting acceleration provisions is in effect for all outstanding awards under the 2015 Plan:

•	Each outstanding award may be assumed, substituted, replaced with a cash retention program that preserves the intrinsic value of the award and provides for subsequent payout in accordance with the same vesting schedule applicable to the award or otherwise continued in effect by the successor corporation.
•	To the extent an award is not so assumed, substituted, replaced or continued, the award will automatically accelerate in full.

•	The plan administrator has complete discretion to grant one or more awards which will vest upon a change in control or in the event the individual’s service with us or the successor entity is terminated within a designated period following a change in control transaction in which those awards are assumed or otherwise continued in effect.
•	Unless the plan administrator establishes a different definition for one or more awards, a change in control will be deemed to occur for purposes of the 2015 Plan in the event (a) we are acquired by merger or asset sale or (b) there occurs any transaction (or series of related transactions within the twelve (12)-month period ending with the most recent acquisition) pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of our outstanding securities or (c) there is a change in the majority of the board effected through one or more contested elections for board membership.

The plan administrator’s authority above extends to any awards intended to qualify as performance-based compensation under Section 162(m), even though the accelerated vesting of those awards may result in their loss of performance-based status under Section 162(m).

Changes in Capitalization.  In the event any change is made to the outstanding shares of our Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without our receipt of consideration or should the value of our outstanding shares of Common Stock be substantially reduced by reason of a spin-off transaction or extraordinary dividend or distribution or should there occur any merger, consolidation or other reorganization, equitable adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2015 Plan; (ii) the maximum number and/or class of securities for which incentive stock options may be granted under the 2015 Plan; (iii) the maximum number and/or class of securities for which any one (1) person may be granted Common Stock-denominated awards under the 2015 Plan per calendar year; (iv) the number and/or class of securities and the exercise price per share in effect for outstanding options and stock appreciation rights and (v) the number and/or class of securities subject to each outstanding stock award, restricted stock unit, dividend equivalent right and any other award denominated in shares of our Common Stock and the cash consideration (if any) payable per share. Such adjustments will be made in such manner as the plan administrator deems appropriate.

Valuation.  The fair market value per share of our Common Stock on any relevant date under the 2015 Plan is deemed to be equal to the closing selling price per share on that date. As of April 2, 2015, the fair market value of our Common Stock determined on such basis was $3.17 per share.

Stockholder Rights and Transferability.  No optionee has any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. The holder of a stock appreciation right will not have any stockholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of any shares of our Common Stock distributed upon such exercise. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However, the plan administrator may structure one or more non-statutory options under the 2015 Plan so that those options will be transferable during optionee’s lifetime to one or more members of the optionee’s family or to a trust established for the optionee and/or one or more such family members or to the optionee’s former spouse, to the extent such transfer is in connection with the optionee’s estate plan or pursuant to a domestic relations order. Stand alone stock appreciation rights will be subject to the same transferability restrictions applicable to non-statutory options.

A participant will have full stockholder rights with respect to any shares of Common Stock issued to him or her under the 2015 Plan, whether or not his or her interest in those shares is vested. A participant will not have any stockholder rights with respect to the shares of Common Stock subject to restricted stock units until that award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding restricted stock units, subject to such terms and conditions as the plan administrator may deem appropriate.

Special Tax Election.  The plan administrator may provide one or more holders of awards under the 2015 Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the issuance, exercise or settlement of those awards. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of our Common Stock in payment of such withholding tax liability.

Deferral Programs.  The plan administrator may structure one or more awards so that the participants may be provided with an election to defer the compensation associated with those awards for federal income tax purposes.

The plan administrator may also implement a non-employee Board member retainer fee deferral program that allows the non-employee Board members the opportunity to elect to convert the Board and Board committee retainer fees to be earned for a fiscal year into restricted stock units that defer the issuance of the shares of common stock that vest under those units until a permissible date or event under Internal Revenue Code Section 409A.

To the extent the Company maintains one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of Common Stock, the plan administrator may authorize the share reserve under the Plan to serve as the source of any shares of Common Stock that become payable under those deferred compensation arrangements.

Amendment and Termination.  Our Board may amend or modify the 2015 Plan at any time subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our Common Stock is at the time primarily traded. Unless sooner terminated by our board of directors, the 2015 Plan will terminate on the earliest of (i) March 1, 2025, (ii) the date on which all shares available for issuance under the 2015 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding awards in connection with certain changes in control or ownership.

Summary of Federal Income Tax Consequences

The following is a summary of the Federal income taxation treatment applicable to us and the participants who receive awards under the 2015 Plan.

Option Grants.  Options granted under the 2015 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Options.  No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options.  No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights.  No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of Common Stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Stock Awards.  The recipient of unvested shares of Common Stock issued under the 2015 Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units.  No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights.  No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation.  We anticipate that any compensation deemed paid by us in connection with the exercise of non-statutory options or stock appreciation rights will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the 2015 Plan will remain deductible by us without limitation under Code Section 162(m). However, any compensation deemed paid by us in connection with shares issued under stock awards or restricted stock units will be subject to the $1 million limitation, unless the issuance of the shares is tied to one or more of the performance milestones described above.

Accounting Treatment.  Pursuant to the accounting standards under FASB Accounting Standards Codification Topic 718, we will be required to expense all share-based payments, including grants of stock options, stock appreciation rights, restricted stock, restricted stock units and all other stock-based awards under the 2015 Plan. Accordingly, stock options and stock appreciation rights which are granted to our employees and non-employee Board members and payable in shares of our Common Stock will have to be valued at fair value as of the grant date under an appropriate valuation formula, and that value will then have to be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. Stock appreciation rights that are to be settled in cash will be subject to variable mark-to-market accounting until the settlement date. For shares issuable upon the vesting of restricted stock units awarded under the 2015 Plan, we will be required to amortize over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are unvested at the time of their direct issuance, then the fair market value of those shares at that time will be charged to our reported earnings ratably over the vesting period. Such accounting treatment for restricted stock units and direct stock issuances will be applicable whether vesting is tied to service periods or performance goals, although for performance-based awards, the grant date fair value will initially be determined on the basis of the probable outcome of performance goal attainment. The issuance of a fully-vested stock bonus will result in an immediate charge to our earnings equal to the fair market value of the bonus shares on the issuance date. Dividends or dividend equivalents paid on the portion of an award that vests will be charged against our retained earnings. If the award holder is not required to return the dividends or dividend equivalents if they forfeit their awards, dividends or dividend equivalents paid on instruments that do not vest will be recognized by us as additional compensation cost.

Finally, it should be noted that the compensation expense accruable for performance-based awards under the 2015 Plan will, in general, be subject to adjustment to reflect the actual outcome of the applicable performance goals, and any expenses accrued for such performance-based awards will be reversed if the performance goals are not met, unless those performance goals are deemed to constitute market conditions (i.e., because they are tied to the price of our Common Stock) under FASB Accounting Standards Codification Topic 718.

Required Vote

Provided a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on this Proposal 2 is required for approval of the adoption of the 2015 Plan. Should such approval not be obtained, then the 2015 Plan will not be implemented.

THE BOARD BELIEVES THAT PROPOSAL 2 IS IN THE COMPANY’S BEST INTERESTS AND IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE 2015 EQUITY INCENTIVE PLAN.

Proposal 2 will be approved upon the affirmative vote of a majority of the outstanding shares of Common Stock of the Company on the Record Date.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Whitley Penn LLP, independent registered public accounting firm, has been the independent registered public accounting firm of the Company since September 2006. The Board has recommended that the stockholders ratify the reappointment of Whitley Penn LLP as the Company’s independent registered public accounting firm for the current year, Fiscal Year 2015.

A representative of Whitley Penn LLP is not expected to be present at the Meeting but will be available to respond to appropriate questions in writing.

Ratification by stockholders is not required. If Proposal 3 is not approved by the stockholders, the Board does not plan to change the appointment for Fiscal Year 2015 but will consider such vote in selecting our independent registered public accounting firm for Fiscal Year 2016.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3.

Proposal 3 will be approved upon the affirmative vote of a majority in interest of shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on such proposal voting together.

REPORT OF THE AUDIT COMMITTEE

In fulfilling its oversight responsibility, the Audit Committee Chairman reviewed and discussed our audited 2014 year-end financial statements with management and with Whitley Penn, LLP, our independent registered public accounting firm. The Audit Committee Chairman discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 Communications with Audit Committees. In addition, the Audit Committee Chairman received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the PCAOB. The Audit Committee Chairman also discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm.

The Audit Committee Chairman discussed with Whitley Penn, LLP the overall scope and plans for the audit. The Audit Committee Chairman met with Whitley Penn, LLP to discuss the results of its audit and reviews, its evaluations of the Company and its personnel, our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee reviewed and recommended to the Board that our audited 2014 year-end financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

The foregoing Audit Committee Report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

AUDIT COMMITTEE
Mark J. Alvino, Chairman
Mark J. Ahn
Stephen B. Howell

INDEPENDENT AUDITOR FEES

The following table presents fees for professional audit services rendered by Whitley Penn LLP for the audit of our annual financial statements for the years ended December 31, 2014, and December 31, 2013, and fees billed for other services rendered by such firms during the respective periods.

Types of Fees	2014	2013
Audit Fees(1)	$121,000	$113,000
Audit-Related Fees	$71,000	$0
Tax Fees	$0	$0
All Other Fees(2)	$192,000	$2,000

(1)	Audit fees for 2014 and 2013 were for professional services rendered for the audit of our financial statements for the fiscal year and reviews of our quarterly financial statements included in our Form 10-Q filings.
(2)	All other fees are for services related to our registration statements on Forms S-1 and other fees.

All decisions regarding the selection of an independent registered public accounting firm and approval of accounting services and fees are made by our Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and related SEC rules.

The Audit Committee selected Whitley Penn LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Whitley Penn LLP has served as PlasmaTech’s independent registered public accounting firm since September 2006.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent accountants when the entire committee is unable to do so. The Chairman of the Audit Committee approved 100% of the services listed under the preceding captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

PROPOSAL 4

OTHER MATTERS

As of the date of this proxy statement, the Board has no knowledge of any matters to be presented for consideration at the Meeting other than those referred to above. If (i) any matters not within the knowledge of the Board as of the date of this proxy statement should properly come before the Meeting; (ii) a person not named herein is nominated at the Meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (iii) any proposals properly omitted from this proxy statement and the form of proxy, subject to applicable laws and our charter and by-laws, should come before the Meeting; or (iv) any matters should arise incident to the conduct of the Meeting, then the proxies will be voted by the persons named in the enclosed form of proxy, or their substitutes acting thereunder, in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

The 2016 annual meeting of stockholders is expected to be held on or about May 8, 2016. The Board will make provisions for the presentation of proposals submitted by eligible stockholders who have complied with the relevant rules and regulations of the SEC as well as those contained in our charter and by-laws. These requirements are summarized above under the heading Nomination and Election of Directors. We must receive such proposals no later than December 9, 2015, to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Additionally, with respect to nominations and proposals not to be included in the form of proxy and proxy statement relating to that meeting, we must receive nominations for the election of directors not later than January 8, 2016, and March 8, 2016, for all other proposals.

STOCKHOLDERS SHARING AN ADDRESS OR HOUSEHOLD

Only one copy of our annual report and proxy statement is being delivered to multiple security holders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy of our annual report and proxy statement to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of our annual report and proxy statement, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write Company, c/o Investor Relations, at our principal executive offices at 4848 Lemmon Avenue, Suite 517, Dallas, Texas 75219 or call the Company at 214-905-5100.

COST AND METHOD OF SOLICITATION

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of PlasmaTech Biopharmaceuticals in person or by telephone, facsimile or other electronic means. As required by the SEC, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock.

FORM 10-K

Our annual report on Form 10-K for the 2014 fiscal year is available without charge to each stockholder, upon written request to the Company, c/o Investor Relations, at our principal executive offices at 4848 Lemmon Avenue, Suite 517, Dallas, Texas 75219 and is also available on our website at http://www.plasmatechbio.com under the heading “Investor Relations”.

FINANCIAL STATEMENTS

The financial statements and notes thereto for the year 2014, which are located in Item 8 of our Annual Report on Form 10-K for 2014, are incorporated into this proxy statement by reference together with Items 7 and 9 of our Annual Report on Form 10-K for the year 2014.

ANNUAL MEETING OF STOCKHOLDERS OF

PLASMATECH BIOPHARMACEUTICALS, INC.

Thursday, May 7, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, proxy statement and proxy card
are available at http://plasmatechbio.investorroom.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

(Please detach along perforated line and mail in the envelope provided)

THE BOARD RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE DIRECTORS LISTED IN PROPOSAL 1,
AND “FOR” PROPOSAL 2 AND PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1. Election of Directors:
☐ FOR ALL NOMINEES	NOMINEES:	Steven H. Rouhandeh Stephen B. Howell, MD	Class 2 – 3 Year Term Class 2 – 3 Year Term
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

2. Proposal to establish the 2015 Equity Incentive Plan pursuant to which an aggregate of 5,000,000 shares of our Common Stock may be granted pursuant to the terms of such plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3. Proposal to ratify the appointment of Whitley Penn LLP as our independent registered public accountant for the fiscal year ending December 31, 2015.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

PLEASE MARK, SIGN AND DATE BELOW AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Proxies will also be accepted by transmission of a facsimile provided that such facsimile contains sufficient information from which it can be determined that the transmission was authorized by the stockholder delivering such Proxy. Telegrams or cablegrams may be addressed to American Stock Transfer & Trust Company at the address appearing on the attached envelope or via telecopy at (718) 765-8730.

Shares Held:  Common Stock:

THIS PROXY IS SOLICITED ON BEHALF OF PLASMATECH BIOPHARMACEUTICALS, INC.’S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO BEING VOTED AT THE 2015 ANNUAL MEETING OF STOCKHOLDERS BY SUBMITTING ANOTHER PROXY BEARING A LATER DATE OR BY GIVING NOTICE IN WRITING TO OUR SECRETARY NOT LATER THAN THE DAY PRIOR TO THE MEETING.

Signature of Stockholder  Date  Signature of Stockholder  Date

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLASMATECH BIOPHARMACEUTICALS, INC.
4848 Lemmon Avenue, Suite 517, Dallas, Texas 75219

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder, having received the Notice of Annual Meeting of Stockholders and proxy statement dated April 7, 2015, and revoking any proxy heretofore given, hereby appoints Jeffrey B. Davis and Stephen B. Thompson, or either of them, Proxies of the undersigned with full power of substitution, to cumulate votes and to vote all shares of Common Stock of PlasmaTech Biopharmaceuticals, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held Thursday, May 7, 2015 at 10:00 a.m., local time, at the offices of Morgan, Lewis & Bockius LLP, 399 Park Avenue, 21st Floor, New York, New York 10022, (212) 705-7000, or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR each Director nominee listed in Proposal 1 and FOR Proposal 2 and Proposal 3.

In their discretion, the named proxies are authorized to vote on any other matters which may properly come before the Meeting or any postponement or adjournment thereof as set forth in the proxy statement.

(continued and to be signed on the reverse side)